Exhibit 99.1

Encore Medical Announces Pricing of

$165 Million of 9 3/4% Senior Subordinated Notes due 2012

AUSTIN, Texas, Sept. 29, 2004 — Encore Medical Corporation (Nasdaq: ENMC) today announced that it has priced $165 million of 9 3/4% senior subordinated notes due October 1, 2012 (the “Notes”) to be issued in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The Notes, which will be unsecured, will be issued by a wholly owned subsidiary and guaranteed by Encore and the issuer’s domestic subsidiaries.

Encore intends to use the net proceeds of the offering of the Notes, together with borrowings under a new senior secured credit facility that it will enter into concurrently with the closing of the offering and available cash, to fund the cash portion of the consideration for its previously announced acquisition of Empi, Inc. (“Empi”), to repay substantially all outstanding debt of Encore and Empi and to pay related fees and expenses. The closing of the Notes offering and the Empi acquisition is expected to occur on October 4, 2004.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes. The Notes being sold will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and orthopedic rehabilitation products.

Except for the historical information contained in this press release, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our intention to raise proceeds through the offering and sale of the notes and borrowings under a new credit facility and our intended use of proceeds, and the terms of the notes. The closing of the sale of the notes is subject to satisfaction of customary closing conditions. There can be no assurance that we will complete the sale of the notes or the related transactions on the anticipated terms or at all. Our ability to complete the sale of the notes will depend, among other things, on market conditions for debt securities in general and our debt securities in particular. In addition, our ability to complete the sale of the notes and the related transactions and our business are subject to the risks described in our filings with the Securities and Exchange Commission.

CONTACT: William W. Burke

Executive Vice President, Chief Financial Officer, Treasurer
(512) 832-9500
bill_burke@encoremed.com

Media: Davis Henley, Vice President — Business Development
(512) 832-9500

Davis_Henley@encoremed.com